Exhibit 99.1

DATE: Feb. 22, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Reports 4Q and Full-Year 2016 Results

•	4Q oil production sets quarterly record; up 15% vs. 3Q 2016

•	WPX’s third Wolfcamp D well and second Wolfcamp X/Y well went online in 4Q

•	First oil started flowing on Delaware gathering system in December

•	Three rigs deployed on Wolfcamp A 9-well spacing test in 4Q

•	6-well West Lybrook pad surpassed 1 million Boe in first 180 days (70% oil)

•	Worked aggressively to complete backlog of Williston DUCs in 4Q

•	Reserves replacement rate in 2016 was 317%

TULSA, Okla. – WPX Energy (NYSE:WPX) reported record oil output during the last quarter of 2016, spurring its plan to grow oil production and EBITDAX at a compound annual growth rate of 30-40 percent from 2017-2020 on a pro forma basis that assumes the closing of a previously announced acquisition.

Fourth-quarter 2016 oil production averaged 44,700 barrels per day, which was 15 percent higher than the third quarter. First sales from accelerating the completion of the Williston DUC inventory drove the increase.

“Operationally, we hit the mark in the fourth quarter and achieved more than we set out to do by bringing some of our expected oil volume growth online ahead of schedule,” said Rick Muncrief, chairman, president and chief executive officer.

“We accomplished this even as we continue to do the necessary work to build an even deeper portfolio of projects that drive sustained, profitable growth. Our overriding objective is long-term value creation on a per share basis,” Muncrief added.

WPX reported an unaudited fourth-quarter 2016 net loss attributable to common shareholders of $175 million, or a loss of $0.51 per share on a diluted basis, primarily associated with non-cash net losses from the company’s hedge book that result when rising commodity prices are higher than underlying contractual prices.

The company’s adjusted net loss in fourth-quarter 2016 was $54 million, or a loss of $0.16 per share. A reconciliation accompanies this release, as well as additional financial results.

During the fourth quarter, WPX also initiated a process to evaluate strategic options for midstream infrastructure in the Delaware Basin specifically focused on crude oil gathering and natural gas processing. These options include the potential for a joint venture. WPX expects to complete this process by the end of second-quarter 2017.

Similar to its hedging strategy to protect revenues, WPX also has worked to control costs by implementing a supply chain management function over the past two years. The capability has allowed WPX to self-source completions in the Delaware and Williston basins. Approximately 70 percent of WPX’s 2017 D&C costs are currently under contract, which helps mitigate potential inflation as demand for oilfield services increases.

OPERATIONS HIGHLIGHTS

WPX completed its third Wolfcamp D and second Wolfcamp X/Y delineation wells in the fourth quarter. The three Wolfcamp D wells in Eddy and Loving counties validate the presence of Wolfcamp D throughout WPX’s Stateline acreage. The X/Y delineation work validates the presence of the X/Y in both the Stateline and Rustler Breaks areas.

The third D well – the Pecos State 46-5H – produced 1,628 Boe/d (22 percent oil) over 30 days of initial production at an average flowing tubing pressure of 3,069 PSI. The second X/Y well – the Pecos State 46-6H – produced 1,780 Boe/d (50 percent oil) over 30 days of initial production at an average flowing tubing pressure of 1,802 PSI.

During the fourth quarter, WPX dedicated three rigs in the Delaware to a nine-well spacing test in the upper and lower Wolfcamp A. The project is designed to validate 80-acre spacing in both the upper and lower Wolfcamp A, which would result in 16 wells per drilling spacing unit. Initial flowback on these wells is expected to start in late March, with anticipated first sales in April.

Initial oil flows on WPX’s new Delaware crude gathering system started on Dec. 28. WPX already has 13 wells tied into the system. Work on the 50-mile crude line will continue throughout the year. The system has a planned capacity of 100,000 barrels of oil per day.

In the Williston Basin, WPX completed a total of 19 Williston DUCs during full-year 2016, including 14 in the fourth quarter. Nine 3-mile laterals on the Peterson, North Segment and Olive Mae pads had a combined average peak rate of 1,900 Boe/d. Ten 2-mile laterals on the Wells, Helena Ruth Grant and Owl Comes Out pads had a combined average peak rate of nearly 2,600 Boe/d.

According to publicly reported information, WPX’s new Williston wells in 2016 ranked first in the basin for cumulative oil production over 90-day and 180-day periods. The 90-day data was derived from more than 400 locations, including nine WPX wells. The 180-day data was derived from nearly 250 locations, including six WPX wells. These results highlight the success of how WPX continues to evolve its completion designs.

In the San Juan Basin, WPX’s six-well pad in the West Lybrook unit now has cumulative 180-day production of more than 1 million Boe (70% oil), which represents an average of approximately 1,000 Boe/d per well. Also, two successful step-out delineation wells in the Kimbeto Wash and North Escavada areas have cumulative 160-day production of more than 250,000 boe (71% oil), which represents a combined average of approximately 875 Boe/d per well.

After the first of this year, WPX announced the acquisition of 18,100 net acres in Reeves, Loving, Ward and Winkler counties in Texas, which includes 920 gross undeveloped locations in the geologic sweet spot of the Delaware Basin and approximately 6,500 Boe/d (55% oil) of production. There is an existing two-rig program on the acreage, which WPX plans to continue following the expected close of the transaction before the end of first-quarter 2017.

2016 PROVED RESERVES

WPX’s proved reserves at Dec. 31, 2016, were 346.4 MMBoe. For the first time, at least 50 percent of proved reserves were oil. Excluding Piceance, the company replaced its overall 2016 production at a rate of 317 percent.

Approximately 65 percent of WPX’s reserves are oil and natural gas liquids, up significantly from 37 percent at year-end 2015 prior to the divestiture of the company’s Piceance Basin subsidiary.

Permian proved reserves increased 56 percent from a year ago to 143.5 MMBoe at year-end 2016. Williston proved reserves grew 13 percent to 104.9 MMBoe. San Juan proved reserves went up 5 percent to 91 MMBoe.

2016 FINANCIAL RESULTS

Oil sales of $173 million accounted for 75 percent of WPX’s fourth-quarter total product revenues of $231 million. Quarterly oil revenue grew by 40 percent vs. the same period in 2015 driven by higher average prices and production volumes.

WPX’s fourth-quarter 2016 net loss of $175 million was primarily driven by $148 million of unrealized non-cash net losses from its hedge book that resulted from forward commodity price increases. The company decreased lease operating expense by 15 percent per Boe vs. the same period a year ago, but the improvement was offset by increased production taxes and GP&T expenses.

Fourth-quarter G&A included $11 million of costs for both severance expense and an additional expense related to the employee annual incentive program for performance that significantly exceeded 2016 targets.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the fourth quarter was $54 million, or a loss of $0.16 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the fourth quarter was $135 million. Reconciliations for non-GAAP financial measures accompany this press release.

For full-year 2016, WPX reported a net loss attributable to common shareholders of $641 million, or a loss of $2.05 per share; an adjusted net loss from continuing operations of $255 million, or a loss of $0.82 per share; and adjusted EBITDAX of $475 million. The reported full-year loss also was driven by hedge book losses, as well as higher DD&A expenses from the company’s shift to oil. Reconciliations for non-GAAP financial measures accompany this press release.

For full-year 2016, the weighted average gross sales price – prior to revenue deductions – for oil decreased 8 percent to $37.26 per barrel vs. a year ago. Natural gas prices decreased 12 percent to $2.14 per Mcf. NGL prices increased 5 percent to $15.68 per barrel. Prices for all three commodities showed improvement in the fourth quarter of the year, led by oil at an average of $42.93 per barrel.

2016 PRODUCTION

Fourth-quarter 2016 oil output of 44,700 was up 16 percent vs. a year ago and 8 percent higher than WPX’s previous quarterly high of 41,500 bbl/d in first-quarter 2016. The increase was driven by activity in the Williston Basin as WPX brought its inventory of drilled-but-uncompleted wells onto first sales.

Total company production volumes of 88.7 Mboe/d in fourth-quarter 2016 were up 9 percent vs. a year ago and 5 percent higher than third-quarter 2016.

Liquids volumes accounted for 62 percent of production in fourth-quarter 2016, up considerably from 36 percent a year ago prior to the company’s disposition of its Piceance subsidiary.

Year-over-year total production increased 19 percent to 84.6 Mboe/d in 2016, driven by the benefit of a full year of Delaware Basin volumes. WPX has now posted double-digit oil volume growth in each of the past five years.

Results for 2015 include a partial year of Delaware volumes following WPX’s acquisition of RKI Exploration & Production, LLC in August 2015.

Average Daily Production	4Q			Full Year
	2016	2015*	Change	2016	2015*	Change
Oil (Mbbl/d)
Delaware Basin	12.0	9.1	32%	13.0	3.5	NM
Williston Basin	24.0	20.9	15%	20.8	21.8	-5%
San Juan Basin	8.7	8.6	1%	7.6	8.9	-15%
Other	0.0	0.0	0%	0.1	0.0	NM

Subtotal (Mbbl/d)	44.7	38.6	16%	41.5	34.2	21%

NGLs (Mbbl/d)
Delaware Basin	4.5	2.9	55%	4.0	1.1	NM
Williston Basin	2.4	1.9	26%	2.1	2.0	5%
San Juan Basin	3.7	4.1	-10%	3.8	3.4	12%
Other	0.1	0.1	0%	0.1	0.1	0%

Subtotal (Mbbl/d)	10.7	9.0	19%	10.0	6.6	52%

Natural gas (MMcf/d)
Delaware Basin	52	28	86%	43	12	NM
Williston Basin	14	12	17%	13	12	8%
San Juan Basin	117	141	-17%	125	129	-3%
Other	17	21	-19%	18	28	-36%

Subtotal (MMcf/d)	200	202	-1%	199	181	10%

Total Production (Mboe/d)	88.7	81.1	9%	84.6	71.0	19%

*Notes: 2015 results exclude Piceance Basin volumes that were divested and only reflect a partial year of Delaware Basin activity following the purchase of RKI E&P in third-quarter 2015. NM denotes a percentage change that is immaterial or not meaningful.

Total capital spending for full-year 2016 was $584 million, including $84 million in land purchases and $27 million in Piceance activity that was reimbursed in conjunction with the divestiture of that business.

Overall, WPX participated in the completion of 131 gross (71.29 net) wells in 2016, including 36 gross (21.99 net) in the fourth quarter.

2016 WELL COMPLETIONS	OPERATED		NON-OPERATED
	Gross	Net	Gross	Net
Delaware Basin	28	28	9	1.11
Williston Basin	28	25.73	5	0.70
San Juan Basin	16	15.49	0	0
Other (Green River)	0	0	45	0.24

TOTAL	72	69.22	59	2.05

DELAWARE BASIN SUMMARY

WPX operates in the core of the Permian’s world-class Delaware Basin, where the company is nearing completion of a bolt-on acquisition that will increase its acreage position in the basin by more than 15 percent.

The previously announced acquisition encompasses 18,100 net acres, 920 gross undeveloped locations and 6,500 Boe/d (55 percent oil) of existing production.

Delaware production averaged 25.1 Mboe/d in the fourth quarter. WPX’s quarterly oil volumes in the basin increased 32 percent vs. the same period a year ago.

WPX plans to invest $480-$510 million in the Delaware this year on a pro forma basis (assuming the close of the pending acquisition) to complete an estimated 85-100 wells. The company has five rigs deployed in the basin. WPX also plans to continue the existing two-rig program associated with its acquisition of bolt-on acreage.

Three of the rigs on WPX’s existing acreage are currently drilling extended-length (1.5 to 2 mile) laterals. Roughly forty percent of the company’s Delaware wells in its 2017 drilling plan are extended-length laterals.

WILLISTON BASIN SUMMARY

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil.

Williston Basin production averaged 28.8 Mboe/d in the fourth quarter as oil volumes rose 39 percent vs. the third-quarter of 2016. Full-year production in the basin averaged 25.0 Mboe/d.

WPX completed 14 wells from its Williston DUC inventory in the fourth quarter, comprised of six Bakken wells and eight Three Forks wells. Ten of the wells were two-mile laterals. Four of the wells were three-mile laterals.

WPX had 12 spuds in the basin during the fourth quarter, all of which were 2-mile laterals. Spud-to-rig-release times averaged less than 15 days per well, including the company’s two fastest wells in the basin.

WPX plans to invest $240-$260 million in the basin this year to complete an estimated 38-42 wells. The company has two rigs deployed in the basin.

SAN JUAN BASIN SUMMARY

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin, including considerable dry Mancos upside.

San Juan Basin production averaged 31.9 Mboe/d in the fourth quarter as oil volumes rose 21 percent vs. the third-quarter of 2016. Full-year production in the basin was slightly higher at 32.2 Mboe/d.

Subsequent to the close of the quarter, WPX drilled its fastest well in the basin to date. The company recently drilled a 1.5-mile lateral in just 5.8 days.

WPX plans to invest $150-$170 million in the basin this year to complete an estimated 40-46 wells. The company has one rig deployed in the basin.

Most of the 2017 drilling plan is focused on the West Lybrook unit where WPX has eight pads built and rig-ready.

2017 PRO FORMA GUIDANCE

WPX’s 2017 pro forma projections are based on the assumed closing of a previously announced bolt-on acquisition in the Delaware Basin. The parties expect to close the transaction by the end of the first quarter.

WPX’s 2017 budget for drilling and completions is $870-940 million to support a 10-rig program. More than half of the capital is targeted for development in the Delaware Basin. The company plans to spend an additional $35-45 million to continue the build out of its oil gathering system in the basin.

WPX expects total production in 2017 of 103-113 Mboe/d, including 52-56 Mbbl/d of oil. Projected 2017 oil volumes represent 30 percent growth vs. 2016.

Oil growth is expected to accelerate in the second half of the year based on the timing of anticipated first sales, which is driven by pad drilling and the batching of completions to facilitate operational efficiencies.

Cash operating expense (not including DD&A) is estimated at $9-$10.50 per Boe this year. Additional information about WPX’s 2017 pro forma guidance is available in a slide presentation at www.wpxenergy.com.

FINANCIAL STRENGTH

WPX’s total liquidity at the close of business on Dec. 31, 2016, was approximately $1.45 billion, including $959 million of available revolver capacity and $496 million in unrestricted cash and cash equivalents.

For 2017, WPX has 39,554 barrels per day of oil hedged at a weighted average price of $50.93 per barrel. WPX also has 170,000 MMBtu per day of natural gas hedged at a weighted average price of $3.02 per MMBtu.

For 2018, WPX has 30,000 barrels per day of oil hedged at a weighted average price of $54.61 per barrel. WPX also has 155,000 MMBtu per day of natural gas hedged at a weighted average price of $2.98 per MMBtu.

The company’s next debt maturity does not occur until 2020. In the fourth quarter of 2016, WPX redeemed the remaining balance ($125 million) of its 2017 notes.

JOIN THURSDAY’S WEBCAST

The company’s next webcast takes place on Feb. 23 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 48875328.

FORM 10-K

WPX plans to file its 2016 Form 10-K with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

ABOUT WPX ENERGY, INC.

WPX is an oil-focused energy company with operations in the Permian, Williston and San Juan basins. The company is one of the 20 largest U.S. producers based on total assets and market capitalization. WPX has eight rigs deployed and has engaged in more than $6 billion of transactions since mid-2014 to vastly increase its long-term oil drilling inventory.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Oil sales	$112	$138	$120	$124	$494	$97	$142	$139	$173	$551
Natural gas sales	41	26	37	34	138	25	24	37	39	125
Natural gas liquid sales	3	5	6	9	23	5	10	12	19	46

Total product revenues	156	169	163	167	655	127	176	188	231	722
Net gain (loss) on derivatives	105	(71)	205	179	418	57	(154)	38	(148)	(207)
Gas management	157	56	35	38	286	31	116	25	5	177
Other	2	—	4	1	7	1	—	—	—	1

Total revenues	420	154	407	385	1,366	216	138	251	88	693

Costs and expenses:
Depreciation, depletion and amortization	117	123	136	152	528	152	163	150	158	623
Lease and facility operating	35	32	34	44	145	42	41	40	40	163
Gathering, processing and transportation	17	16	17	14	64	16	20	19	21	76
Taxes other than income	15	16	14	17	62	11	16	14	19	60
Exploration	7	6	56	16	85	9	12	10	11	42
General and administrative	54	53	45	58	210	53	55	51	55	214
Gas management, including charges for unutilized pipeline capacity	109	58	43	51	261	39	132	31	6	208
Net (gain) loss on sales of assets, divestment of transportation contracts and impairment of producing properties	(69)	(208)	(2)	(70)	(349)	(198)	(4)	227	(3)	22
Acquisition costs	—	—	23	—	23	—	—	—	—	—
Other-net	22	3	8	30	63	2	2	10	2	16

Total costs and expenses	307	99	374	312	1,092	126	437	552	309	1,424

Operating income (loss)	113	55	33	73	274	90	(299)	(301)	(221)	(731)

Interest expense	(33)	(32)	(65)	(57)	(187)	(57)	(53)	(49)	(48)	(207)
Gain (loss) on extinguishment of debt	—	—	(65)	—	(65)	3	(3)	—	(1)	(1)
Investment income and other	1	1	—	(4)	(2)	(1)	2	—	1	2

Income (loss) from continuing operations before income taxes	$81	$24	$(97)	$12	$20	$35	$(353)	$(350)	$(269)	$(937)
Provision (benefit) for income taxes	29	1	(27)	21	24	35	(130)	(132)	(98)	(325)

Income (loss) from continuing operations	$52	$23	$(70)	$(9)	$(4)	$—	$(223)	$(218)	$(171)	$(612)
Income (loss) from discontinued operations	16	(53)	(160)	(1,525)	(1,722)	(12)	25	(1)	(1)	11

Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)	$(198)	$(219)	$(172)	$(601)
Less: Net income (loss) attributable to noncontrolling interests	1	—	—	—	1	—	—	—	—	—

Net income (loss) attributable to WPX Energy, Inc.	$67	$(30)	$(230)	$(1,539)	$(1,727)	$(12)	$(198)	$(219)	$(172)	$(601)
Less: Dividends on preferred stock	—	—	4	5	9	5	6	4	3	18
Less: Loss on induced conversion of preferred stock	—	—	—	—	—	—	—	22	—	22

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)	$(204)	$(245)	$(175)	$(641)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$52	$23	$(74)	$(14)	$(13)	$(5)	$(229)	$(244)	$(174)	$(652)
Income (loss) from discontinued operations	15	(53)	(160)	(1,525)	(1,723)	(12)	25	(1)	(1)	11

Net income (loss)	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)	$(204)	$(245)	$(175)	$(641)

Summary of Production Volumes (1)
Oil (MBbls)	2,972	2,832	3,123	3,551	12,479	3,774	3,719	3,576	4,108	15,178
Natural gas (MMcf)	15,832	14,913	16,901	18,542	66,187	16,820	18,764	18,845	18,414	72,842
Natural gas liquids (MBbls)	379	476	733	823	2,412	708	909	1,047	981	3,645
Combined equivalent volumes (MBoe) (2)	5,990	5,794	6,673	7,465	25,922	7,285	7,755	7,764	8,159	30,963

Per day volumes
Oil (MBbls/d)	33.0	31.1	33.9	38.6	34.2	41.5	40.9	38.9	44.7	41.5
Natural gas (MMcf/d)	176	164	184	202	181	185	206	205	200	199
Natural gas liquids (MBbls/d)	4.2	5.2	8.0	9.0	6.6	7.8	10.0	11.4	10.7	10.0
Combined equivalent volumes (Mboe/d) (2)	66.6	63.7	72.5	81.1	71.0	80.1	85.2	84.4	88.7	84.6

(1) Excludes activity classified as discontinued operations.
(2) Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$37.69	$48.75	$38.23	$35.14	$39.61	$25.62	$38.38	$38.71	$42.18	$36.31
Natural gas (per Mcf)	$2.59	$1.76	$2.18	$1.81	$2.08	$1.52	$1.23	$1.97	$2.13	$1.72
Natural gas liquids (per barrel)	$9.30	$9.81	$8.76	$9.75	$9.39	$7.14	$11.21	$11.50	$18.54	$12.48

(1) Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$19.56	$21.21	$20.37	$20.43	$20.39	$20.93	$21.02	$19.30	$19.27	$20.11
Lease and facility operating	$5.90	$5.54	$5.07	$5.82	$5.59	$5.74	$5.34	$5.07	$4.93	$5.26
Gathering, processing and transportation	$2.91	$2.65	$2.53	$1.95	$2.48	$2.17	$2.57	$2.51	$2.54	$2.45
Taxes other than income	$2.45	$2.83	$2.06	$2.26	$2.38	$1.47	$2.05	$1.84	$2.37	$1.94
General and administrative	$8.94	$9.21	$6.72	$7.88	$8.12	$7.34	$7.09	$6.50	$6.71	$6.90
Interest Expense	$5.56	$5.53	$9.67	$7.78	$7.25	$7.89	$6.72	$6.40	$5.87	$6.69

(1) Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$52	$23	$(74)	$(14)	$(13)	$(5)	$(229)	$(244)	$(174)	$(652)

Income (loss) from continuing operations - diluted earnings per share	$0.25	$0.11	$(0.29)	$(0.06)	$(0.06)	$(0.02)	$(0.76)	$(0.72)	$(0.51)	$(2.08)

Pre-tax adjustments:
Impairments- exploratory related and inventory	$—	$—	$47	$3	$50	$—	$—	$4	$—	$4
Net (gain) loss on sales of assets and divestment of transportation contracts	$(69)	$(208)	$(2)	$(70)	$(349)	$(198)	$(4)	$227	$(3)	$22
Contract termination and early rig release expenses	$26	$—	$—	$5	$31	$—	$—	$—	$—	$—
Accrual for Denver office lease	$—	$—	$—	$—	$—	$—	$—	$5	$—	$5
Accrual for certain future gathering obligations associated with an abandoned area	$—	$—	$—	$23	$23	$—	$—	$—	$—	$—
Costs related to severance and relocation	$8	$7	$1	$(1)	$15	$3	$7	$3	$2	$15
Costs related to acquisition	$—	$1	$38	$1	$40	$—	$—	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$—	$—	$—	$—	$—	$4	$—	$—	$—	$4
(Gain) loss on retirement of debt	$—	$—	$65	$—	$65	$(3)	$3	$—	$1	$1
Unrealized MTM (gain) loss	$30	$203	$(50)	$16	$199	$76	$223	$20	$190	$509

Total pre-tax adjustments	$(5)	$3	$99	$(23)	$74	$(118)	$229	$259	$190	$560
Less tax effect for above items	$2	$(1)	$(35)	$7	$(27)	$43	$(85)	$(96)	$(71)	$(208)
Impact of state deferred tax rate change	$—	$—	$—	$7	$7	$14	$—	$—	$1	$15
Impact of state tax valuation allowance		$—	$—	$—	$—	$8	$—	$—	$—	$8
Loss on induced conversion of preferred stock	$—	$—	$—	$—	$—	$—	$—	$22	$—	$22

Total after-tax adjustments	$(3)	$2	$64	$(9)	$54	$(53)	$144	$185	$120	$397

Adjusted income (loss) from continuing operations available to common stockholders	$49	$25	$(10)	$(23)	$41	$(58)	$(85)	$(59)	$(54)	$(255)

Adjusted diluted earnings (loss) per common share	$0.24	$0.12	$(0.04)	$(0.08)	$0.17	$(0.21)	$(0.28)	$(0.17)	$(0.16)	$(0.82)

Diluted weighted-average shares (millions)	205.9	206.8	251.2	275.4	234.2	276.1	300.7	341.5	344.6	313.3

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)	$(198)	$(219)	$(172)	$(601)
Interest expense	33	32	65	57	187	57	53	49	48	207
Provision (benefit) for income taxes	29	1	(27)	21	24	35	(130)	(132)	(98)	(325)
Depreciation, depletion and amortization	117	123	136	152	528	152	163	150	158	623
Exploration expenses	7	6	56	16	85	9	12	10	11	42

EBITDAX	254	132	—	(1,288)	(902)	241	(100)	(142)	(53)	(54)
Accrual for Denver office lease	—	—	—	—	—	—	—	5	—	5
Accrual for certain future gathering obligations associated with an abandoned area	—	—	—	23	23	—	—	—	—	—
Net (gain) loss on sales of assets, divestment of transportation contracts and impairment of producing properties	(69)	(208)	(2)	(70)	(349)	(198)	(4)	227	(3)	22
Impairment of inventory	—	—	—	—	—	—	—	4	—	4
RKI acquisition costs and loss on extinguishment of acquired debt	—	1	87	—	88	—	—	—	—	—
Net (gain) loss on derivatives	(105)	71	(205)	(179)	(418)	(57)	154	(38)	148	207
Net cash received (paid) related to settlement of derivatives	135	132	155	195	617	133	69	58	42	302
(Income) loss from discontinued operations	(16)	53	160	1,525	1,722	12	(25)	1	1	(11)

Adjusted EBITDAX	$199	$181	$195	$206	$781	$131	$94	$115	$135	$475

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Years ended December 31,
	2016	2015	2014
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$551	$494	$669
Natural gas sales	125	138	282
Natural gas liquid sales	46	23	20

Total product revenues	722	655	971
Net gain (loss) on derivatives	(207)	418	434
Gas management	177	286	1,110
Other	1	7	8

Total revenues	693	1,366	2,523
Costs and expenses:
Depreciation, depletion and amortization	623	528	363
Lease and facility operating	163	145	143
Gathering, processing and transportation	76	64	71
Taxes other than income	60	62	88
Exploration	42	85	101
General and administrative (including equity-based compensation of $33 million, $31 million and $30 million for the respective periods)	214	210	224
Gas management, including charges for unutilized pipeline capacity	208	261	979
Net (gain) loss on sales of assets, divestment of transportation contracts and impairment of producing properties	22	(349)	15
Acquisition costs	—	23	—
Other — net	16	63	13

Total costs and expenses	1,424	1,092	1,997

Operating income (loss)	(731)	274	526
Interest expense	(207)	(187)	(123)
Loss on extinguishment of debt	(1)	(65)	—
Investment income and other	2	(2)	1

Income (loss) from continuing operations before income taxes	(937)	20	404
Provision (benefit) for income taxes	(325)	24	148

Income (loss) from continuing operations	(612)	(4)	256
Income (loss) from discontinued operations	11	(1,722)	(85)

Net income (loss)	(601)	(1,726)	171
Less: Net income (loss) attributable to noncontrolling interests	—	1	7

Comprehensive income (loss) attributable to WPX Energy, Inc.	$(601)	$(1,727)	$164
Less: Dividends on preferred stock	18	9	—
Less: Loss on induced conversion of preferred stock	22	—	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$(641)	$(1,736)	$164

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(652)	$(13)	$256
Income (loss) from discontinued operations	11	(1,723)	(92)

Net income (loss)	$(641)	$(1,736)	$164

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(2.08)	$(0.06)	$1.26
Income (loss) from discontinued operations	0.03	(7.36)	(0.45)

Net income (loss)	$(2.05)	$(7.42)	$0.81

Basic weighted-average shares	313.3	234.2	202.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(2.08)	$(0.06)	$1.24
Income (loss) from discontinued operations	0.03	(7.36)	(0.44)

Net income (loss)	$(2.05)	$(7.42)	$0.80

Diluted weighted-average shares	313.3	234.2	206.3

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2016	2015
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$496	$38
Accounts receivable, net of allowance of $3 million and $6 million as of December 31, 2016 and 2015	168	300
Derivative assets	26	308
Inventories	36	46
Assets classified as held for sale	8	178
Other	20	23

Total current assets	754	893
Properties and equipment, net	6,474	6,522
Derivative assets	12	51
Assets classified as held for sale	—	894
Other noncurrent assets	24	33

Total assets	$7,264	$8,393

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$222	$278
Accrued and other current liabilities	301	302
Liabilities associated with assets held for sale	2	140
Derivative liabilities	152	13

Total current liabilities	677	733
Deferred income taxes	251	465
Long-term debt, net	2,575	3,189
Derivative liabilities	63	2
Asset retirement obligations	100	99
Liabilities associated with assets held for sale	—	133
Other noncurrent liabilities	132	237

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million and 7 million shares issued and outstanding at December 31, 2016 and 2015)	232	339
Common stock (2 billion shares authorized at $0.01 par value; 344.7 million and 275.4 million shares issued and outstanding at December 31, 2016 and 2015)	3	3
Additional paid-in-capital	6,803	6,164
Accumulated deficit	(3,572)	(2,971)

Total stockholders’ equity	3,466	3,535

Total liabilities and equity	$7,264	$8,393

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended December 31,
	2016	2015	2014
	(Millions)
Operating Activities(a)
Net income (loss)	$(601)	$(1,726)	$171
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	631	940	863
Deferred income tax provision (benefit)	(281)	(1,005)	46
Provision for impairment of properties and equipment (including certain exploration expenses) and investments	38	2,426	236
Net (gain) loss on derivatives in continuing operations	207	(418)	(434)
Net settlements related to derivatives in continuing operations	302	617	(125)
Net loss on derivatives included in discontinued operations	46	—	—
Amortization of stock-based awards	36	35	36
(Gain) loss on extinguishment of acquired debt and acquisition bridge financing fees	1	81	—
Net (gain) loss on sale of assets and divestment of transportation contracts	(29)	(385)	196
Cash provided (used) by operating assets and liabilities:
Accounts receivable	126	233	51
Inventories	10	(2)	19
Margin deposits and customer margin deposits payable	(1)	26	(10)
Other current assets	5	—	8
Accounts payable	(72)	(247)	4
Federal income taxes payable	(19)	—	—
Accrued and other current liabilities	(51)	79	(1)
Payments on liabilities accrued in 2015 for retained transportation and gathering contracts related to discontinued operations	(53)	(14)	—
Other, including changes in other noncurrent assets and liabilities	(33)	171	10

Net cash provided by operating activities (a)	262	811	1,070

Investing Activities(a)
Capital expenditures(b)	(578)	(1,124)	(1,807)
Proceeds from sale of assets	1,127	1,019	374
Proceeds (payments) related to divestment of transportation contracts	(238)	—	—
Purchase of business, net of cash acquired	—	(1,212)	—
Other	(1)	1	(4)

Net cash provided by (used in) investing activities (a)	310	(1,316)	(1,437)

Financing Activities
Proceeds from common stock	540	295	16
Proceeds from preferred stock	—	339	—
Dividends paid on preferred stock	(18)	(6)	—
Payments related to induced conversion of preferred stock to common stock	(10)	—	—
Borrowings on credit facility	380	841	1,947
Payments on credit facility	(645)	(856)	(2,077)
Proceeds from long-term debt	—	1,000	500
Payments for retirement of long-term debt	(356)	(1,100)	—
Payments for credit facility amendment fees, debt issuance cost and acquisition bridge financing fees	(5)	(40)	(13)
Other	—	—	(29)

Net cash (used in) provided by financing activities	(114)	473	344

Net increase (decrease) in cash and cash equivalents	458	(32)	(23)
Effect of exchange rate changes on international cash and cash equivalents	—	—	(6)
Cash and cash equivalents at beginning of period	38	70	99

Cash and cash equivalents at end of period	$496	$38	$70

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(584)	$(865)	$(1,934)
Changes in related accounts payable and accounts receivable	6	(259)	127

Capital expenditures	$(578)	$(1,124)	$(1,807)